Exhibit 99.1

Res-Care, Inc.

Memo

To:	ResCare Board of Directors and Executive Officers
From:	Randy Wiley Peters	VIA FACSIMILE OR EMAIL AND
CC:	Barbara Nevin	US MAIL
Date:	7/25/03
Re:	Pension Fund Blackout Notice – IMPORTANT INFORMATION

     This notice is being sent to you pursuant to Regulation BTR of the Securities and Exchange Commission to advise you that you will not be able to trade in ResCare stock for the duration of the Blackout Period that is described below.

     Section 306 of the Sarbanes-Oxley Act prohibits trades in ResCare stock, with certain exceptions, by insiders during a blackout that applies to the Company’s 401k Plan (the “Plan”), or any other pension plan. The Company’s employees who participate in the Company’s 401k Plan have been notified that a “Blackout Period” is being imposed because U.S. Bank, the trustee/custodian of the Plan, is changing its recordkeeper. Attached is a copy of the notice of the Blackout Period that was sent by U.S. Bank to participants in the Plan.

     The Blackout Period is expected to begin at 3:00 p.m. CDT on August 20, 2003 and end at 8:00 a.m. CDT on August 27, 2003. Pursuant to Section 306 of Sarbanes-Oxley, you, as members of the Board of Directors and Executive Officers are also prohibited from directly or indirectly trading in ResCare stock for the duration of the Blackout Period, with certain exceptions.

     If you have any questions, please contact me at 502-394-2384. Barbara Nevin in the Human Resources Department can also answer questions about the Blackout Period and her phone number is 502-394-2208.

• Page 1

Important Notice Concerning Your Rights

Under Your Retirement Plan (the “Plan”)

July 18, 2003

As a result of servicing enhancements to your retirement plan, you will temporarily be unable to direct or diversify your investments, obtain a loan from the Plan, or obtain a distribution from the Plan. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period”. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the Plan is expected to begin on August 20, 2003 at 3:00 p.m. CDT and expected to end on August 27, 2003 at 8:00 a.m. CDT.

During the blackout period you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long term retirement security, you should give careful consideration to the importance of a well-balanced and diversified portfolio, taking into account all your assets, income and investments.

If your Plan includes employer stock, you should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your Plan account during the blackout period.

If you have any questions concerning this notice, please call the Getting There Information Line at 1-800-236-3982.